Exhibit 99.2

PRESS RELEASE
Monolithic Power Systems, Inc.	For Immediate Release
6409 Guadalupe Mines Road
San Jose, CA 95120 USA
T: 408-826-0600, F: 408-826-0601
www.monolithicpower.com

Monolithic Power Systems, Inc. Announces Recent

Developments in Taiwan Sumida Electronics Case of 2005

SAN JOSE, Calif. June 28, 2007—Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that on June 25, 2007, orders were issued by the Northern Federal District Court in response to the summary judgment motions of both parties in the Monolithic Power Systems, Inc. v. Taiwan Sumida Electronics, Inc. (“TSE”) case. The parties will proceed to trial, which is scheduled to begin on August 13, 2007, solely on TSE’s counterclaim for breach of the covenant of good faith and fair dealing. The Court disposed of all other claims in a judgment as a matter of law in TSE’s favor. Under the order, MPS will be liable for damages and attorneys’ fees in an amount not known with precision, but which appears to be approximately $2.0 million. The order also requires MPS to assume responsibility for a liability of approximately $7.0 million, which TSE incurred in November 2005 and that the Court ruled is covered by the parties’ indemnity agreement, in the event that liability becomes payable. This liability, however, is subject to an appeal. MPS intends to vigorously defend itself at trial with respect to the remaining claim, and is exploring all options, which include appealing the ruling with regard to the claims decided by the Court as a matter of law.

As a result of this ruling, MPS expects to take a one time provision for litigation and related litigation expense of approximately $9.0 million for the second quarter of 2007.

Safe Harbor Statement

This press release contains forward-looking statements regarding the estimated amount of MPS’ provision for litigation and related litigation expense for the second quarter of 2007. These statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the risks, uncertainties and costs of litigation in the Taiwan Sumida case; the outcome of any upcoming trials, hearings, motions, and appeals; difficulty in predicting or budgeting for future legal expenses and financial contingencies; and other important risk factors identified in MPS’ SEC filings, including, but not limited to its Annual Report on Form 10-K filed on March 16, 2007.

The forward-looking statements in this press release represent MPS’ best estimates of its provision for litigation and related litigation expense at this time, not predictions of actual performance. MPS assumes no obligation to update the information in this press release. Any statements by persons outside of MPS speculating on the progress of the case are not based on internal MPS information and should be assessed accordingly by investors.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0777

investors@monolithicpower.com